SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STAEMENTS FILED PURSUANT TO RULES 13D-1 (B) (C),
         AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 1 )*

                                   VOCUS, INC.
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                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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                         (Title of Class of Securities)

                                   92858J 10 8
                        --------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2006
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

             [ ]Rule 13d-1(b)
             [ ]Rule 13d-1(c)
             [X]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 92858J 10 8                   13G          PAGE 2 OF 5 PAGES
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ITEM 1(A).    NAME OF ISSUER:

              Vocus, Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              4296 Forbes Boulevard
              Lanham, Maryland 20706

ITEM 2(A).    NAMES OF PERSONS FILING:

              This statement is filed by Sterling Venture Partners, L.P., a Delaware limited partnership ("SVP"); Sterling Venture Partners, LLC, a Delaware limited liability company ("Sterling LLC") (collectively with SVP, the "Reporting Entities") and Michael Bronfein and Eric Becker, each a managing member of Sterling LLC (collectively, the "Managing Members") and Daniel Rosenberg, a member of Sterling LLC (collectively with the Managing Members, the "Members"). The Reporting Entities and the Members are collectively referred to as the "Reporting Persons."


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CUSIP NO. 92858J 10 8                   13G          PAGE 3 OF 5 PAGES
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 5, 2007


STERLING VENTURE PARTNERS, L.P.

By: Sterling Venture Partners, LLC, its General Partner

By:   *
      ------------------------
      Name:  Michael Bronfein
      Title: Managing Member

STERLING VENTURE PARTNERS, LLC

By:   *
      ------------------------
      Name:  Michael Bronfein
      Title: Managing Member

*
------------------------------------
Michael Bronfein

*
------------------------------------
Eric Becker

*
------------------------------------
Daniel Rosenberg

*By:  /s/ JEFFREY SCHECHTER
      --------------------------------------
      Jeffrey Schechter, as Attorney-in-Fact

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This Schedule 13G was executed by Jeffrey Schechter pursuant to Powers of
Attorney attached hereto as EXHIBIT 2 and incorporated herein by reference.


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CUSIP NO. 92858J 10 8                   13G          PAGE 4 OF 5 PAGES
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                                                                       EXHIBIT 1

                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Vocus, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date:  February 5, 2007


STERLING VENTURE PARTNERS, L.P.

By: Sterling Venture Partners, LLC, its General Partner

By:   *
      ------------------------
      Name:  Michael Bronfein
      Title: Managing Member

STERLING VENTURE PARTNERS, LLC

By:   *
      ------------------------
      Name:  Michael Bronfein
      Title: Managing Member

*
------------------------------------
Michael Bronfein

*
------------------------------------
Eric Becker

*
------------------------------------
Daniel Rosenberg

*By:  /s/ JEFFREY SCHECHTER
      --------------------------------------
      Jeffrey Schechter, as Attorney-in-Fact

--------------------------------------------------------------------------------
This Agreement was executed by Jeffrey Schechter pursuant to Powers of Attorney attached hereto as EXHIBIT 2 and incorporated herein by reference.


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CUSIP NO. 92858J 10 8                   13G          PAGE 5 OF 5 PAGES
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                                                                      EXHIBIT 2

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey Schechter his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner or manager of any partnership or limited liability company, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 2nd day of February, 2007.

                                            /s/ MICHAEL BRONFEIN
                                          ----------------------
                                            Michael Bronfein

                                            /s/ ERIC BECKER
                                          ----------------------
                                          Eric Becker

                                            /s/ DANIEL ROSENBERG
                                          ----------------------
                                          Daniel Rosenberg